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                                                              Exhibit 99(c)(5)


                          THE COLUMBIA GAS SYSTEM, INC.

                 DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS


                                     ARTICLE I

                                    DEFINITIONS

1.1  "Board" shall mean the Board of Directors of The Columbia Gas System,
     Inc.

1.2 "Company" shall mean The Columbia Gas System, Inc., a Delaware corporation.

1.3 "Compensation" shall mean the designated annual retainer for outsider directors established from time to time in accordance with the Company's By-laws as annual compensation for services rendered plus compensation for services in connection with any meeting of the Board, inclusive of compensation for service as a member of any committee designated by the Board or in connection with the annual meeting of stockholders, any special meeting of the Board or special assignment; but exclusive of reimbursements for expenses incurred in performance of service as a director.

1.4 "Deferral Election Form" shall mean a document governed by the provisions of Article III of this Plan that applies to that Participant's deferred benefits under the Plan.

1.5 "Deferral Year" shall mean a calendar year for which a Participant has an operative Deferral Election Form; except that for the initial Plan year, the Deferral Year shall begin on the date of the 1986 Annual Meeting of Stockholders and shall continue through December 31, 1986.

1.6  "Director" shall mean those duly elected members of the Board.

1.7 "Eligible Directors" shall mean those Directors who are not simultaneously employees of the Company or any of its subsidiary companies.

1.8 "Effective Date" shall mean May 1, 1986, the date on which the provisions of the Plan shall be effective.

1.9 "Election Date" shall mean the date by which an Eligible Director must submit a valid Deferral Election Form to the Plan Administrator. For each Deferral Year, the Election Date is December 31 of the preceding calendar year; however, for the initial Plan Year, the Election Date shall be May 13, 1986. For an individual who becomes an Eligible Director during a Deferral Year, the Election Date is the twentieth day following the date that he/she became an Eligible Director.


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1.10  "Participant" shall mean for any Deferral Year an Eligible Director whose Deferral Election Form is operative for that year.

1.11 "Plan" shall mean The Columbia Gas System, Inc. Deferred Compensation Plan for Outside Directors as amended and/or restated from time to time.

1.12 "Plan Administrator" shall mean the Secretary of The Columbia Gas System, Inc. or any successor in office.

1.13 "Plan Year" shall mean the calendar year beginning January 1 and ending December 31; however, for purposes of the initial year, the Plan Year shall be a partial year beginning on May 1,1986 and ending on December 31, 1986.


                                   ARTICLE II

                                 PARTICIPATION

2.1 DEFERRAL ELECTION. Any Eligible Director may become a Participant by filing a valid Deferral Election Form on or before the Election Date for that Deferral Year. An election to defer is valid when a Deferral Election Form is completed, signed by the electing Director and received by the Plan Administrator prior to the Election Date. This election must be made with respect to each Deferral Year for which the Eligible Director desires to be a Participant.

2.2 REVOCATION OF ELECTION. A Participant may not revoke a Deferral Election Form after the Deferral Year begins. Any revocation before the beginning of the Deferral Year is the same as a failure to submit a Deferral Election Form. Any writing signed by a Participant expressing an intention to revoke his Deferral Election Form and delivered to the Plan Administrator before the close of business on the Election Date shall be considered a revocation.


                                   ARTICLE III

                                DEFERRAL ACCOUNT

3.1 AMOUNT OF DEFERRAL. An election to defer may be made with respect to all or any part of a Participant's Compensation for the Deferral Year.

3.2 TIMING OF DEFERRAL. Deferred amounts will be credited to a deferral account for each Participant as of the date they would have been paid but for the deferral.


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3.3   PAYMENT OF INTEREST. Interest will be credited to the deferred accounts on the last day of each month based on the Prime Rate as published in THE WALL STREET JOURNAL for the last business day of the month. Those interest rates will apply prospectively for all current and future deferred account balances until the basis on which interest is determined is changed.

3.4 PAYMENT OF DEFERRED AMOUNTS. Each Deferral Election Form must specify the timing for receipt of deferred amounts and the method of payment. Benefits will be paid in accordance with the Participant's Deferral Election Form and subject to the following provisions:

      (a) Deferred benefits must be paid in cash.

      (b) Deferred benefits may be paid in a lump sum or in annual installments over a period not to exceed ten years.

      (c) Annual installments will be paid at the time of the payment of the annual retainer to active members of the Board, beginning with the first payment date immediately following the event which gave rise to the distribution. Interest credits as provided in
          Section 3.3 will continue to accrue on the unpaid balance of the deferral account until all deferred amounts have been paid.

3.5 PAYMENT IN THE EVENT OF DEATH. In the event of the death of the Participant before all deferred payments have been received, the balance of the deferral account will be paid in the manner indicated by the Participant on the most recent Beneficiary Designation Form received by the Plan Administrator. If no such record has been filed, the deferral account will be paid in a lump sum to the Participant's estate.


                                    ARTICLE IV

                                  ADMINISTRATION

4.1 ASSIGNMENT OR ALIENATION. Unless required by statute or court order, no Participant shall assign or alienate any benefit provided under the Plan, and the Plan Administrator shall not recognize any such assignment or alienation.

4.2 ADDRESS FOR NOTIFICATION. Each Participant shall file with the Plan Administrator from time to time, in writing, his post office address and any change of post office address. Any communication, statement, or notice addressed to a Participant or beneficiary at his last post office address filed with the Plan Administrator shall be binding on the Participant for the purposes of this Plan.


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4.3   FUNDING POLICY.  A Participant's deferral account is at all times an unsecured contractual obligation of the Company. No separate reserve shall be established in connection herewith. Nothing contained in this Plan gives any Participant or his beneficiary any interest, lien, or claim against any specific asset of the Company. A Participant or his beneficiary has no rights other than as a general creditor.


                                  ARTICLE V

                           AMENDMENT AND TERMINATION

5.1 AMENDMENT AND TERMINATION. The Board shall have the right at any time to alter, amend, suspend or terminate this Plan; however, amendment or termination of this Plan shall not impact amounts deferred in any previous Deferral Year.

5.2 CHANGE IN CONTROL. Upon the occurrence of a Change in Control (as defined below), or within 30 days thereafter, all Participants, regardless of whether still a member of the Board, will receive a lump sum payment of all sums due them under this Plan. For this purpose "Change-in Control" means the occurrence of any of the following events:

      (a) the acquisition by any party or parties of the beneficial ownership of 25 percent or more of the voting shares of the Company;

      (b) the occurrence of a transaction requiring shareholders' approval for the acquisition of the Company through purchase of stock or assets, or by merger or otherwise;

      (c) the election during a period of 24 months, or less, of 30 percent or more of the members of the Board, without the approval of a majority of the Board as constituted at the beginning of the period; or

      (d) the occurrence of a transaction requiring the filing of a report or disclosure with the Securities and Exchange Commission in connection with the obtaining of an interest in the Company through a purchase of stock or assets, or by merger or otherwise.


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                                   ARTICLE VI

                                  MISCELLANEOUS

6.1 RIGHTS OF DIRECTORS. Neither the establishment or amendment of this Plan, nor the participation hereunder shall be construed as giving any Director or any person any legal or equitable right against the Company or the Plan Administrator together or individually, other than as expressly provided herein, or as giving any Director any additional right to be retained on the Board except to the extent such right would obtain if the Plan had never been established. Nothing contained in this Plan shall be construed as creating a contract for the Director's services. Nothing contained in this Plan shall in any way affect any director's rights to participate in any other plan of the Company in which he may be entitled to participate.

6.2 GOVERNING LAW AND SEVERABILITY. This Plan for all purposes shall be construed in accordance with the internal laws of the State of Delaware to the extent not superseded by any federal law. Any controversy arising out of or connected with this Plan shall be adjudicated in the courts of the State of Delaware. In the event any provision hereof shall be held illegal or invalid for any reason, the remaining provisions shall be construed and enforced as if such illegal or invalid provisions had never been contained herein.

6.3 NUMBER AND GENDER. Whenever appropriate, words used in the singular may include the plural, or the plural may be read as the singular, and the masculine may include the feminine.


      This plan was amended by the Board of Directors of The Columbia Gas System, Inc. at its meeting on February 21, 1996, to be effective January 1, 1996.


                                              THE COLUMBIA GAS SYSTEM, INC.

                                              By:      /s/ Illegible
                                                 -------------------------
                                                  Chairman, President and
                                                  Chief Executive Officer


ATTEST:

   /s/ C. M. Afshar
----------------------
     Secretary


  (Corporate Seal)


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                   AMENDMENT TO THE COLUMBIA GAS SYSTEM, INC.
                DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS

     WHEREAS, The Columbia Gas System, Inc. Phantom Stock Plan for Outside Directors (the "Phantom Stock Plan") was approved by the Board of Directors (the "Board") of The Columbia Gas System, Inc. (the "Corporation") at a meeting held on February 21, 1996 and approved by the stockholders of the Corporation on April 26, 1996; and

     WHEREAS, Section 4.b of the Phantom Stock Plan permits each director who is not an employee of the Corporation to elect to defer part or all of his/her Compensation; and

     WHEREAS, some current directors have been deferring compensation under The Columbia Gas System, Inc. Deferred Compensation Plan for Outside Directors (the "Plan") and desire to have such deferred compensation deferred under, and determined pursuant to the terms of, the Phantom Stock Plan; and

     WHEREAS, pursuant to Section 5.1 of the Plan, the Board desires to amend the Plan to permit the current directors participating in the Phantom Stock Plan to elect to have their prior deferred compensation deferred under, and determined pursuant to the terms of, the Phantom Stock Plan;

     NOW THEREFORE, the Plan is hereby amended as follows:

     1.  Section 1.14 shall be added to Article I to read as follows:

         "1.14 'Phantom Plan' shall mean The Columbia Gas System, Inc. Phantom Stock Plan for Outside Directors, as amended and/or restated from time to time."

     2.  Section 3.6 shall be added to Article III to read as follows:

         "3.6 BENEFITS UNDER PHANTOM PLAN. An individual who is an Eligible Director on April 26, 1996, and has a deferred account under this Plan, may elect to have his/her deferred account credited to such Eligible Director under the Phantom Plan. Such election shall be made in writing on a form provided by, and filed with, the Plan Administrator on or before September 29, 1996. The election shall be effective for the amount credited in the deferred account as of September 30, 1996. Any Eligible Director making the election under this Section 3.6 as of October 1, 1996 shall no longer have a


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         deferred account and no amount shall be payable hereunder except to the extent such Eligible Director defers compensation under the Plan after September 30, 1996, with such deferral being credited to the Eligible Director in accordance with the provisions of the Plan."

     This amendment was approved by the Board of Directors of The Columbia Gas System, Inc. at a meeting held on, and is effective as of, August 21, 1996.


                                          /s/ C. M. Afshar
                                      -----------------------
                                              Secretary


(CORPORATE SEAL)


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